EXHIBIT 99.1

Rand Capital Announces Third Quarter Results

, Oct. 26, 2007 (PRIME NEWSWIRE) --

   * Net Asset Value decreases by $0.06 to $2.98 for the quarter ending September 30, 2007

   * Over $6 million in funding remains available for future
     investment

   * Three new investments announced

   * Two exits from portfolio companies announced

BUFFALO, N.Y., Oct. 26, 2007 (PRIME NEWSWIRE) -- Rand Capital Corporation (Nasdaq:RAND) ("Rand"), a business development company (BDC) that provides capital and managerial expertise for small to medium-sized private companies, announced its financial results for the third quarter ended September 30, 2007. Rand's net asset value at the quarter ended September 30, 2007 was $2.98 per share. At September 30, 2007, Rand's total investment portfolio was valued at $22.4 million, which exceeds its cost basis of $13.6 million, reflecting $8.8 million in net unrealized appreciation. During the third quarter Rand's Net Asset Value decreased by $0.06, which primarily reflects the impact from the revaluation of Topps Meat Company LLC (www.toppsmeat.com) offset by realized gains from RAMSCO (www.ramsco.com).

Allen F. Grum, President of Rand Capital stated, "Our portfolio investments continue to mature and the likelihood of liquidity events increases. We look forward to communicating our portfolio companies' successes with you."

Revenue

Investment income increased by 49% or approximately $400,000 to $1.2 million for the nine months ended September 30, 2007 compared with the same period last year. The growth in 2007 was driven by increases in dividends from portfolio companies.

Dividend and other investment income grew primarily because of higher Limited Liability Corporation (LLC) distributions from companies that have improving operational trends, in particular Gemcor II, LLC, (www.gemcor.com), and Carolina Skiff LLC, (www.carolina-skiff.com). Gemcor designs and sells automatic riveting machines to manufacturers of airframes, missile bodies, space system accessories, and other aerospace equipment. Carolina Skiff is a leading manufacturer of affordable fishing and recreational boats. LLC dividends can fluctuate based on portfolio companies' profitability and the timing of distributions.

The cash balance at September 30, 2007 was $4.1 million, representing $0.72 per share. In addition, Rand has $1.9 million of outstanding leverage available from the Small Business Administration (SBA) for future investment.

Portfolio Activities

RAMSCO, an investment we made in 2002, repaid its loan entirely. Rand redeemed a portion of our warrants for a gain of $555,000. Rand continues to hold warrants for 5.99% of the Company. During the quarter, we invested $500,000 in Allworx Corp. (www.allworxcorp.com) Preferred Stock. Subsequent to the end of the quarter, PAETEC Holding Corp. (Nasdaq:PAET) signed a definitive agreement to acquire Allworx which values our equity at approximately $650,000. This transaction will be reflected next quarter. We increased our investment in Niagara Dispensing Technologies, Inc. (www.exactpour.com) through a loan of $250,000 and in Rocket Broadband Networks, Inc. (www.rocketbroadband.com) by purchasing $280,000 of Preferred stock. We also wrote off our investment in Topps, previously valued at $927,000, due to the impact of a large beef recall to the Company, which resulted in Topps ceasing manufacturing operations in its Elizabeth, New Jersey facility. We will continue to monitor this investment.

Synacor, Inc. (www.synacor.com) filed an S-1 during the quarter and an amended S-1 following the end of the quarter. This process is in anticipation of a public offering of its stock.

Safe Harbor Statement

Information contained in this release, other than historical information, should be considered forward-looking, and may be subject to inherent uncertainties in predicting future results and conditions. These statements reflect the Corporation's current beliefs and are subject to a number of risk-factors, including: general economic conditions which affect Rand and our portfolio companies operations; valuation and illiquid nature of the portfolio investments; high degree of risk from investing in private companies; the regulated environment in which we operate; the amount of debt resulting from borrowing funds from SBA; dependency upon key management for investments decisions; and the competitive market for investment opportunities and fluctuations of quarterly results. Please see the Corporation's Form 10-Q, Item 1A, previously filed with the Securities and Exchange Commission for a detailed discussion of the risks and uncertainties associated with the Corporation's business. Except as otherwise required by Federal securities laws, Rand Capital Corporation and Rand Capital SBIC, L.P. undertakes no obligation to update or revise forward-looking statements for new events and uncertainties.

ABOUT RAND CAPITAL

Rand Capital is a publicly held Business Development Company (BDC), and its wholly owned subsidiary is licensed by the Small Business Administration (SBA) as a Small Business Investment Company (SBIC). Rand and its subsidiaries provide capital and managerial expertise to small and medium sized private companies that lack sufficient channels to the capital markets. Rand is traded on the NASDAQ under the symbol "RAND". Rand is headquartered in Buffalo, NY. www.randcapital.com

CONTACT: Rand Capital Corporation
         Investor Contact:
         Allen F. Grum, President
         716.853.0802
         pgrum@randcapital.com